U.S. SECURITIES AND EXCHANGE COMMISSION
FORM 3                       Washington, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
         Section 30(f) of the Investment Company Act of 1940


1.    Name and Address of Reporting Person*

      Austin, Roxanne
      PanAmSat Corporation
      One Pickwick Plaza
      Greenwich, Connecticut 06830

2.    Date of Event Requiring Statement (Month/Day/Year)

      May 4, 1998

3.    IRS or Social Security Number of Reporting  Person (Voluntary)

4.    Issuer Name and Ticker or Trading Symbol

      PanAmSat Corporation (SPOT)

5.    Relationship of Reporting Person(s) to Issuer
                  (Check all applicable)

      X  Director                                   10% Owner
    ----                                       ----

         Officer (give title below)                 Other (specify below)
    ----                                       ----

          -----------------------

6.    If Amendment, Date of Original (Month/Day/Year)


7.    Individual or Joint/Group Filing (Check Applicable Line)

      X    Form filed by One Reporting Person
    ----
           Form filed by More than One Reporting Person
    ----

-------------------------------------------------------------------------------
             Table 1 - Non-Derivative Securities Beneficially Owned
-------------------------------------------------------------------------------


1.   Title of Security
     (Instr. 4)

     Common Stock, par value $0.01 per share

2.   Amount of Securities Beneficially Owned
     (Instr. 4)

     0

3.   Ownership Form: Direct (D) or Indirect (I)
     (Instr. 5)

4.   Nature of Indirect Beneficial Ownership
     (Instr. 5)



Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

-------------------------------------------------------------------------------
 Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

1.   Title of Deriviative Security
     (Instr. 4)

2.   Date Exercisable and Expiration Date (Month/Day/Year)

     Date Exercisable         Expiration Date

3.   Title and Amount of Securities Underlying Derivative Security
     (Instr. 4)

     Title                    Amount or Number of Shares

4.   Conversion or Exercise Price of Derivative Security

5.   Ownership Form of Derivative Security:
     Direct (D) or Indirect (I)
     (Instr. 5)

6.   Nature of Indirect Beneficial Ownership
     (Instr. 5)


Explanation of Responses:


                                       /s/Roxanne S. Austin        5/4/98
                                       --------------------------------------
                                       Roxanne Austin               Date


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.